Exhibit 4.113
__________________________________________________________

AMENDED AND RESTATED
SECURED REVOLVING FACILITY AGREEMENT
___________________________________________________________

Between
DRYSHIPS INC.,
as Borrower

and

SIFNOS SHAREHOLDERS INC.,
as Lender

Dated as of April 5, 2016

AMENDED AND RESTATED
SECURED REVOLVING FACILITY AGREEMENT
THIS AMENDED AND RESTATED SECURED REVOLVING FACILITY AGREEMENT (this "Agreement"), dated as of April 5, 2016 (the "Effective Date"), amending and restating the Existing Facility Agreement referred to below, is made by and between DRYSHIPS INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Borrower"), and SIFNOS SHAREHOLDERS INC., a corporation organized under the laws of the Republic of the Marshall Islands (the "Lender").
W I T N E S S E T H:
WHEREAS, the Borrower and the Lender previously entered into that certain Secured Revolving Facility Agreement dated as of October 21, 2015, as amended by the First Amendment to the Facility Agreement dated as of November 11, 2015 and as further amended by the Second Amendment to the Facility Agreement dated as of March 24, 2016 (as so amended and in effect immediately prior to the Effective Date, the "Existing Facility Agreement"), pursuant to which the Lender has agreed to make Loans to the Borrower not to exceed the amount of the Commitment.
WHEREAS, in connection with the proposed Sale, the Borrower has requested that the Existing Facility Agreement be amended and restated in its entirety to become effective and binding on the parties hereto pursuant to the terms of this Agreement, with the intent that the terms of this Agreement shall supersede the terms of the Existing Facility Agreement.
WHEREAS, the Borrower desires to continue the revolving facility under the Existing Facility Agreement as modified under this Agreement pursuant to which Loans are, and will continue to be, made to the Borrower from time to time as set forth herein;
WHEREAS, all obligations of the Borrower shall (i) continue to be guaranteed pursuant to the Rapallo Guaranty and, upon the Collateral Exchange, shall be additionally guaranteed by the Additional Collateral Vessel Guaranties and (ii) be secured pursuant to the Security Documents (as amended hereby).
WHEREAS, the Lender is willing, on the terms and subject to the conditions hereinafter set forth, to so amend and restate the Existing Facility Agreement in its entirety to read as set forth in this Agreement, and to maintain or extend the Commitment, continue and make such Loans to the Borrower, all as more fully set forth below.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Borrower and the Lender hereby agree as follows:
1.  DEFINITIONS
Capitalized terms used herein but not otherwise defined herein shall have the meanings specified in this Section 1.

"Additional Collateral Vessels" means the offshore supply vessels known as "Vega Corona," "Crescendo," "Vega Juniz" tbr "Jubilee," "Vega Emtoli," "Vega Jaanca" and "Vega Inruda."

"Additional Collateral Vessel Guaranty" means each guaranty by the ship owner or its affiliate of each Additional Collateral Vessel to the Lender, as amended, amended and restated, supplemented or otherwise modified from time to time.

"Additional Collateral Vessel Ship Mortgage" means each first priority mortgage on each Additional Collateral Vessel, as may be amended, supplemented or otherwise modified from time to time.

"Agreement" has the meaning specified in the preamble hereof.

"Borrower" has the meaning specified in the preamble hereof.

"Broker" means Deutsche Bank Trust Company Americas or any other financial institution acting in the capacity of a "securities intermediary" (as such term is defined in the UCC) and approved by the Lender.

"Business Day" means any day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens and New York.

"Collateral Exchange" has the meaning specified in Section 13(b) hereof.

"Collateral Vessels" means the Rapallo and the Additional Collateral Vessels.

"Commitment" means, on any date, Seventy Million Dollars (US$70,000,000).

"Commitment Termination Date" has the meaning specified in Section 2.01 hereof.

"Control Agreement" means any agreement granting to the Lender "control" (as such term is defined in the UCC) with respect to any Securities Account and all financial assets (as such term is defined in the UCC), cash and other property credited thereto from time to time, executed between the Borrower, the Lender and the Broker in the agreed form, as amended, amended and restated, supplemented or otherwise modified from time to time.  For the avoidance of doubt, as of the Effective Date, subject to the terms and conditions of this Agreement, the term "Control Agreement" under the Facility Documents shall not include the ORIG Shares Control Agreement.

"Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

"Effective Date" has the meaning specified in the preamble hereof.

"Event of Default" has the meaning specified in Section 10 hereof.

"Existing Facility Agreement" has the meaning specified in the recitals hereof.

"Facility Documents" means this Agreement, the Note and the Security Documents.

"Fair Market Value" means the fair market value of the Collateral Vessels to be determined by one or more charter-free valuations provided by brokers appointed in the sole discretion of the Lender on a date not more than 30 days prior to any borrowing request.

"Guaranties" means, collectively, (i) the Rapallo Guaranty and (ii) the Additional Collateral Vessel Guaranties, as amended, amended and restated, supplemented or otherwise modified from time to time.

"Lender" has the meaning specified in the preamble hereof.

"LIBOR Rate" means, in relation to any Loan, (a) the applicable Screen Rate, (b) if no Screen Rate is available for the Interest Period of such Loan, the applicable Interpolated Screen Rate; or (c) if no Screen Rate is available for the currency or the Interest Period of such Loan and it is not possible to calculate an Interpolated Screen Rate for such Loan, then the Reference Bank Rate, each as of 11:00 a.m., London time, on the Quotation Day for dollars for such Loan and for a period equal in length to the Interest Period of such Loan and, if any such rate is below zero, LIBOR Rate shall be deemed to be zero; provided that notwithstanding the foregoing, for purposes of this Agreement, the LIBOR Rate for any Loan shall not ever be less than one percent (1.00%).

"Lien" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

"Loans" has the meaning specified in Section 2.01 hereof.

"Interpolated Screen Rate" means, in relation to LIBOR Rate for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)    the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of such Loan; and
(b)    the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of such Loan, each as of 11:00 a.m., London time, on the Quotation Day for the currency of such Loan.

"Interest Period" means, as to any Loan, the period beginning on (and including) the date on which such Loan is made or continued and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its borrowing request pursuant to Section 2.02 hereof; provided that:

(a)  Loans shall have one Interest Period only at any time;
(b)  if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and
(c)  no Interest Period for any Loan may end later than the Maturity Date.
"Maturity Date" has the meaning specified in Section 3.01 hereof.

"Mezzanine" means Mezzanine Financing Investment III Ltd., a corporation incorporated under the laws of the Republic of the Marshall Islands.

"Mezzanine Shares" means the shares of capital stock of Mezzanine held by DryShips Inc. that have been pledged to the Lender pursuant to the Pledge Agreement (Additional Shares).

"Nautilus" means Nautilus Shareholdings Limited, a corporation organized under the laws of the Republic of the Marshall Islands, a indirect controlling interest in which is held by Mezzanine and Oil and Gas.

"Note" has the meaning specified in Section 2.03 hereof.

"Ocean Rig" means Ocean Rig UDW Inc. a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands.

"Ocean Rig Common Stock" means the duly authorized and issued common stock of Ocean Rig with a par value of $0.01 per share.

"Ocean Rig Shares" means the aggregate of the shares of Ocean Rig Common Stock beneficially owned by the Borrower and credited to the ORIG Shares Securities Account, which as of immediately prior to the Effective Date shall consist of at least 56,079,533 shares.

"Oil & Gas" means Oil and Gas Ships Investor Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands.

"Oil & Gas Shares" means the shares of capital stock of Oil & Gas held by DryShips Inc. that have been pledged to the Lender pursuant to the Pledge Agreement (Additional Shares).

"Original Effective Date" means October 21, 2015.

"ORIG Shares Control Agreement" means the Account Control Agreement dated as of October 27, 2015, among the Borrower as pledgor, Deutsche Bank Trust Company Americas as securities intermediary and the Lender as secured party.

"ORIG Shares Pledge Agreement" means the Pledge and Security Agreement, dated as of October 27, 2015, between the Borrower and the Lender, creating a first priority Lien under the UCC in the ORIG Shares Securities Account in favor of the Lender.

"ORIG Shares Securities Account" means the account in the name of the Borrower with the Broker in New York, New York designated "DryShips Inc.—Securities Account" that is a "securities account" (as such term is defined in the UCC) and subject to the ORIG Shares Control Agreement.

"ORIG Shares Securities Services Agreement" means the Institutional Cash and Securities Services agreement with respect to Securities Intermediary/Trust Roles, dated as of October 19, 2015, between the Lender and Deutsche Bank Trust Company Americas.

"Pledge Agreement" means the Pledge Agreement (Additional Shares) and any other pledge and security agreement that may be entered into from time to time between the Borrower and the Lender creating a first priority Lien under the UCC in any of the Borrower's assets in favor of the Lender, as amended, amended and restated, supplemented or otherwise modified from time to time.  For the avoidance of doubt, subject to the terms and conditions of this Agreement, (i) as of the Effective Date, the term "Pledge Agreement" under the Facility Documents shall not include the ORIG Shares Pledge Agreement and (ii) as of the date of the Collateral Exchange, in addition to clause (i), the term "Pledge Agreement" under the Facility Documents shall not include the Pledge Agreement (Additional Shares).

"Pledge Agreement (Additional Shares)" means the Pledge and Security Agreement (Additional Shares), dated as of November 11, 2015, between the Borrower and the Lender, creating a first priority Lien under the UCC in the Mezzanine Shares and the Oil & Gas Shares in favor of the Lender, as amended, amended and restated, supplemented or otherwise modified from time to time.

"Prepayment" means, in connection with the Sale, the application of the Sale Proceeds for the account of the Lender to prepay in cash the outstanding Loans under the Existing Facility Agreement in the amount of the Sale Proceeds in accordance with Section 3.03 hereof.

"Purposes" means general corporate purposes of the Borrower or any of its subsidiaries.

"Quarterly Payment Date" means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

"Quotation Day" means, in relation to any Interest Period for which an interest rate is to be determined, the first day of that period.

"Rapallo" means the MV Rapallo Panamax bulk carrier built in 2009.

"Rapallo Guaranty" the Guaranty, dated as of October 21, 2015, by Roscoe Marine Ltd., a corporation organized under the laws of the Republic of the Marshall Islands to the Lender, as amended, amended and restated, supplemented or otherwise modified from time to time.

"Rapallo Ship Mortgage" means a first priority mortgage on the Rapallo, as may be amended, supplemented or otherwise modified from time to time.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

"Reference Banks" means the Broker and any other bank or financial institutions as may be appointed by the Lender in consultation with the Borrower.

"Release" means (i) the release, discharge and termination of the security interest of the Lender in the Ocean Rig Shares credited to the ORIG Shares Securities Account pursuant to, and the related termination of, the ORIG Shares Pledge Agreement, the ORIG Shares Control Agreement and the ORIG Shares Securities Services Agreement in accordance with Section 13(a) hereof and (ii) upon the Collateral Exchange, the release, discharge and termination of the security interest of the Lender in the Mezzanine Shares and the Oil & Gas Shares and the related termination of the Pledge Agreement (Additional Shares) in accordance with Section 13(b).

"Sale" means, immediately subsequent to the Release, the sale of the Ocean Rig Shares by the Borrower in cash in accordance with the terms of the Stock Purchase Agreement on condition that the Sale Proceeds shall be applied to the Prepayment.

"Sale Proceeds" means, in connection with the Sale, the greater of (i) 90% of the proceeds of the Sale or (ii) $45,000,000.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant Interest Period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service that publishes that rate from time to time in place of Reuters.  If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower.

"Securities Account" means any "securities account" in the name of the Borrower (with any office of the Broker) that may be designated by the Lender from time to time as a Securities Account for the purposes of this Agreement and any other Facility Documents.  For the avoidance of doubt, as of the Effective Date, subject to the terms and conditions of this Agreement, the term "Securities Account" under the Facility Documents shall not include the ORIG Shares Securities Account.

"Security Documents" means each Pledge Agreement, each Control Agreement, each Ship Mortgage, each Guaranty, all security agreements and documents that may be reasonably required by the Lender with respect to any Collateral Vessel, any other document (whether or not it creates a Lien) that may be executed from time to time as security for, or for the purpose of establishing any priority or subordination arrangement in relation to, the obligations hereunder, and any other document designated as such by the Lender and the Borrower, each as amended, amended and restated, supplemented or otherwise modified from time to time, each as not released from the Lien granted in favor of the Lender.  For the avoidance of doubt, subject to the terms and conditions of this Agreement, (i) as of the Effective Date, the term "Security Documents" under the Facility Documents shall not include any of the ORIG Shares Pledge Agreement, the ORIG Shares Control Agreement and the ORIG Shares Securities Services Agreement and (ii) as of the date of the Collateral Exchange, in addition to clause (i), the term "Security Documents" under the Facility Documents shall not include the Pledge Agreement (Additional Shares).

"Ship Mortgages" means, collectively, the Rapallo Ship Mortgage and the Additional Collateral Vessel Ship Mortgages.

"Stock Purchase Agreement" means, in connection with the Sale, that certain stock purchase agreement dated on or about the date hereof between the Borrower and a subsidiary of Ocean Rig.

"Trading Day" means a day on which (a) trading in Ocean Rig Common Stock or the Borrower's common stock generally occurs and (b) a closing sale price for Ocean Rig Common Stock or the Borrower's common stock is provided on the principal U.S. national or regional securities exchange on which Ocean Rig Common Stock or the Borrower's common stock is then listed or, if Ocean Rig Common Stock or the Borrower's common stock is not listed, on a U.S. national or regional securities exchange, on the principal other market on which Ocean Rig Common Stock or the Borrower's common stock is then traded; provided that if Ocean Rig Common Stock or the Borrower's common stock is not so listed or traded, "Trading Day" means a Business Day.

"UCC" means the Uniform Commercial Code as in effect, from time to time, in the State of New York.

"VWAP" means the volume weighted average price (which shall be the aggregate sales price of all trades of Ocean Rig Common Stock or the Borrower's common stock, as applicable, during each Trading Day divided by the total number of shares of Ocean Rig Common Stock or the Borrower's common stock, as applicable, traded during such Trading Day) of Ocean Rig Common Stock or the Borrower's common stock, as applicable, during any Trading Day as reported by Bloomberg, L.P. using the AQR function.
2.  COMMITMENT AND LOANS; BORROWING PROCEDURES; NOTES
Section 2.01                          Commitment.  Subject to the terms of this Agreement and from time to time on any Business Day occurring from and after the Effective Date until one month prior to the Maturity Date (the "Commitment Termination Date"), the Lender agrees that it will make loans ("Loans") to the Borrower on such Business Day in such amount as requested by the Borrower that shall not exceed the then available amount of the Commitment.  The Lender shall not be permitted or required to make any Loan if, after giving effect thereto, the aggregate principal amount of all outstanding Loans would exceed the amount of the Commitment.  On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans.
Section 2.02                          Method of Advances.  The Borrower shall request each Loan by delivering to the Lender a written borrowing request by 10:00 a.m., New York City time, not less than three (3) Business Days prior to the requested Business Day of disbursement, or such other period as may be agreed between the Borrower and the Lender, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000 or, if less, in the then available amount of the Commitment.  Such borrowing request shall specify an Interest Period applicable to such Loan.  On or before 11:00 a.m. on the date of each disbursement, and so long as such borrowing request complies with the requirements under this Agreement (including, but not limited to, the aggregate principal borrowing limit set forth in Section 2.01), the Lender shall make available the amount of the Loan by depositing by wire transfer the same in immediately available funds by in the bank account of the Borrower as specified in such borrowing request.
Section 2.03                          Notes.  The Borrower agrees that, upon the request by the Lender, the Borrower will execute and deliver to the Lender a promissory note in the form attached hereto as Exhibit A (the "Note") evidencing the Loans made by, and payable to the order of, the Lender in a maximum principal amount equal to the Commitment.  The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to the Note (or on any continuation of such grid), which notations, if made, shall evidence, among others, the date of, the outstanding principal amount of, and the interest rate and applicable Interest Period of each Loan.  Such notations shall be conclusive and binding on the Borrower absent manifest error; provided that the failure of the Lender to make any such notations shall not limit or otherwise affect any obligations of the Borrower.

3.  MATURITY, PAYMENT AND PREPAYMENT; FEES
Section 3.01                          Maturity.  The Borrower shall repay the aggregate principal amount of all outstanding Loans, together with interest as calculated in accordance with Section 4.01, to the Lender on the third anniversary of the Original Effective Date (the "Maturity Date").  With 7 days' prior written notice to the Lender, the Borrower shall have the option to extend the Maturity Date by twelve (12) months to the fourth anniversary of the Original Effective Date.
Section 3.02                          Optional Prepayment.  The Borrower may, at its option, at any time prepay in whole or in part any Loan without any premium or penalty, together with interest as calculated in accordance with Section 4.01, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000.
Section 3.03                          Mandatory Prepayment.  Within 3 Business Days from the Effective Date, the Borrower will apply, or cause to be applied, the Sale Proceeds to the Prepayment for the account of the Lender.
Section 3.04                          Commitment Fee.  The Borrower agrees to pay to the Lender, for the period commencing on the Effective Date and continuing through the Commitment Termination Date, a commitment fee in an amount equal to 0.50% per annum on the sum of the average daily unused portion of the Commitment.  All commitment fees payable pursuant to this Section 3.04 shall be calculated on a year comprised of 360 days and payable by the Borrower in arrears on the Effective Date and thereafter on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Commitment Termination Date.

Section 3.05                          Payment. Except to the extent otherwise agreed between the Borrower and the Lender, all payments of principal of, and interest on, the Loans to be made by the Borrower under this Agreement shall be made in United States Dollars, in immediately available funds, without set-off or counterclaim, to the Lender.
4.  INTEREST AND SECURITY
Section 4.01                          Interest Rate.  The unpaid principal of each Loan shall bear interest, during each Interest Period applicable thereto, equal to the sum of the LIBOR Rate for such Interest Period plus four percent (4.00%) per annum until the date upon which all amounts owing under such Loan have been repaid in full.  All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days and be payable in arrears on each Quarterly Payment Date.  Payments due on other than a Business Day shall (except as otherwise required by clause (b) of the definition of "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

Section 4.02                          Default Rate.  On and after the date any Event of Default has occurred and for so long as such Event of Default is continuing, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on all outstanding Loans at a rate per annum equal to the rate of interest that otherwise would be applicable to such Loan plus 2% per annum.
Section 4.03                          Security.  The Loans shall be secured by (a) from the Effective Date and up to and until the consummation of the Collateral Exchange, the Mezzanine Shares, the Oil & Gas Shares and the Rapallo and (b) upon and after the consummation of the Collateral Exchange, the Rapallo and the Additional Collateral Vessels and any other assets of the Borrower as may be agreed between the Borrower and the Lender from time to time in accordance with the Security Documents.
5.  CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.
Section 5.01                          Effective Date.  The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent :
(a)            The Lender shall have received executed counterparts of (i) this Agreement, duly executed and delivered by an authorized officer of the Borrower, (ii) an Acknowledgement and Agreement of Guarantor dated as of the Effective Date, duly executed and delivered by an authorized officer of the Guarantor and (ii) the Stock Purchase Agreement, duly executed and delivered by the parties thereto.

(b)            The Lender shall have received any documentary evidence acceptable to the Lender that the Sale has been consummated.
(c)            The Lender shall have received any fees, costs and expenses due from the Borrower pursuant to Section 11 hereof.
Section 5.02                          All Loans.  The obligation of the Lender to make any Loan shall be subject to the satisfaction of each of the following conditions precedent:
(a)            Both before and after giving effect to any Loan, (i) the representations and warranties set forth in each Facility Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a Material Adverse Effect or a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct in all respects, and (ii) no Default shall have then occurred and be continuing.
(b)            The Lender shall have received a borrowing request in accordance with Section 2.02, executed and delivered by an authorized officer of the Borrower.  Each of the delivery of a borrowing request and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on the date of such Loan (both immediately before and after giving effect to such Loan and the application of the proceeds thereof) the statements made in Section 6 hereof are true and correct.

(c)            The ratio of the aggregate amount of outstanding Loans (after giving effect to such requested Loan) to the Fair Market Value of the Collateral Vessels shall not exceed 40%.
6.  REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that, as of the Effective Date and as of the date of each disbursement:
Section 6.01                          Existence and Power.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Marshall Islands and has full power, authority and legal right to execute, deliver and perform this Agreement and each of the Facility Documents to which the Borrower is a party.
Section 6.02                          Authority.  The execution and delivery by the Borrower of this Agreement and each of the other Facility Documents to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder (a) have been duly authorized by all necessary corporate action on its part; (b) do not violate any provision of the Borrower's organizational documents or any laws of the United States, the Marshall Islands or any other applicable jurisdiction, or any governmental rule, regulation or order thereunder, or of any indenture, agreement or other instrument, license, judgment or order applicable to it or by which its properties are bound; and (c) do not breach, create a default under (with or without any passage of time or giving of notice or both) or result in the creation or imposition of any Lien upon any of its revenues, assets or properties under, any agreement, contract or instrument by which any of the Borrower's revenues, assets or properties may be bound or affected.
Section 6.03                          Governmental Approvals.  No authorization, consent, approval, order, license or permit from, or filing registration or qualification with, any governmental agency is required to authorize or permit the execution, deliver and performance by the Borrower of the Facility Documents.
Section 6.04                          Binding Obligations.  Each Facility Document constitutes the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms, enforceable against the Borrower in accordance with its terms.
7.  COVENANTS OF THE BORROWER
Section 7.01                          No Liens.  The Borrower will not, and will not permit any of its subsidiaries to, create, incur, assume or permit to exist any Lien on (a) any of the shares and assets of Nautilus or (b) any of the Collateral Vessels without the prior written consent of the Lender, except Liens securing payment of its obligations under the Facility Documents or Liens created under the indebtedness of Nautilus existing prior to the acquisition by the Borrower of Nautilus through the purchase of the issue and outstanding capital stock of Mezzanine and Oil & Gas.

Section 7.02                          No Indebtedness.  The Borrower will not create, incur, assume or permit to exist any unsecured indebtedness without the prior written consent of the Lender, except indebtedness in respect of its obligations under the Facility Documents.

Section 7.03                          No Disposition.  The Borrower will not dispose of any of its assets to any person in one transaction or series of transactions unless such disposition is in the ordinary course of its business.

Section 7.04                          Use of Proceeds.  The Borrower will apply the proceeds of each Loan exclusively for the Purposes.

Section 7.05                          Notices.  As soon as possible and in any event within three (3) Business Days after the Borrower obtains knowledge thereof, the Borrower will notify the Lender of:

(a)             the occurrence of a Default or an Event of Default, along with a detailed description thereof and the action that the Borrower has taken and proposes to take with respect thereto; and

(b)            the occurrence of any default or event of default under any agreement or other contractual obligation to which the Borrower is a party, which could reasonably be expected to have a material adverse effect on the rights and remedies of the Lender under any Facility Document or the ability of the Borrower to perform its obligations under any Facility Document.

Section 7.06                          Maintenance of Existence; Compliance with Contracts, Laws, etc.  The Borrower will preserve and maintain its legal existence, perform in all material respects their obligations under material agreements to which the Borrower is a party, and comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all taxes, imposed upon the Borrower or upon their property except to the extent being diligently contested in good faith by appropriate proceedings.

Section 7.07                          Maintenance of Properties.  The Borrower will maintain, preserve, protect and keep its respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower may be properly conducted at all times, unless the Borrower determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of the Borrower or any of its subsidiaries.

Section 7.08                          Future Security, etc.  In the event the Borrower and the Lender enter into any Security Document after the Effective Date, promptly, and in any event within fifteen (15) Business Days, following the request of the Lender, the Borrower will execute any documents, UCC financing statements, agreements and instruments, and take all further action that may be required under applicable law, and do all things reasonably requested by the Lender, in order to effectuate the transactions contemplated by the Facility Documents in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.01 hereof) of the Liens created or intended to be created by the Facility Documents.

Section 7.09                          Ship Mortgages and Guaranties.  The Borrower will deliver to the Lender (a) within 15 Business Days after the Effective Date, documentary evidence that the Rapallo Ship Mortgage has been amended or otherwise modified to refer to this Agreement in replacement of the Existing Facility Agreement and (b) within 30 Business Days from the Effective Date, (i) duly executed copies of the Additional Collateral Vessel Guaranties and the Additional Collateral Vessel Ship Mortgages and (ii) documentary evidence of the registration of the Additional Collateral Vessel Ship Mortgages in relevant jurisdictions and the execution and delivery of all other security agreements and documents that may be reasonably required by the Lender with respect to the Additional Collateral Vessels.
8.  PREFERRED STOCK RIGHT
Section 8.01                          Preferred Stock Right.  Upon three (3) Business Days' prior notice to the Lender and subject to the Lender's prior written consent, the Borrower may elect, at any time prior to the Maturity Date, to convert $8,750,000 of the outstanding principal amount of Loans into 3,500,000 preferred shares of the Borrower (the "Conversion Preferred Stock").  Each Conversion Preferred Stock shall have five (5) votes (vis-à-vis the common stock of the Borrower) and be mandatorily converted to the common stock of the Borrower, on a one for one basis, on any Business Day selected by the Borrower within three (3) months after the issuance thereof.
9.  WITHHOLDING; GROSS-UP
Section 9.01                          Withholding.  If any withholding or deduction from any payment to be made by the Borrower under this Agreement is required in respect of any taxes pursuant to any applicable law, rule or regulation, the Borrower will:  (a) pay to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and (c) make such payment to the Lender net of any such withholding deduction.
Section 9.02                          Gross-Up.  If the Borrower makes a payment under Section 9.01, and the Lender is subsequently unable to obtain a credit or a refund in the full amount of such withholding or deduction, the Lender will so notify the Borrower.  In that case, the Borrower must pay to the Lender, on demand, such additional amount as is necessary to ensure that the net amount received by the Lender with respect of such payment is equal to the full amount the Lender would have received had no such withholding or deduction been required.
10.  EVENTS OF DEFAULT
Each of the following events or occurrences described in this Section 10 shall constitute an "Event of Default":
(a)            Non-payment. Failure of the Borrower to pay when due any principal, interest or fee amount payable under this Agreement or the Note at the place at and in the currency in which it is expressed to be payable, unless such failure is cured within three (3) Business Days of its due date.

(b)            Cross-Acceleration.  The occurrence of any event or condition that results in any indebtedness of the Borrower in excess of $10,000,000 under any agreement of the Borrower becoming due prior to its scheduled maturity or requires the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity.
(c)            Bankruptcy, Insolvency, etc.  The Borrower shall:
(i)              become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
(ii)            apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
(iii)            in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Facility Documents;
(iv)            permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Facility Documents; or
(v)            take any action authorizing, or in furtherance of, any of the foregoing.
(d)            Others.  Failure by the Borrower to duly perform or observe any agreement contained in any Facility Document unless such failure is cured after 30 days after the earlier to occur of notice thereof given to the Borrower by the Lender or the date on which the Borrower has knowledge of such default.
Upon the occurrence and continuation of any Event of Default, the Lender may by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower:
(x)            declare the Lender's obligation to make Loans terminated, whereupon such obligation shall forthwith terminate immediately; and

(y)            declare the principal of, and any accrued interest in respect of, the Loans and all obligations and damages owing by the Borrower to the Lender under this Agreement to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

Provided that if any Event of Default described in clause (c) of Section 10 with respect to the Borrower shall occur, the Commitment (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other obligations under this Agreement shall automatically be and become immediately due and payable, without notice or demand to any Person.

(e)            Waiver of Events of Default under the Existing Facility Agreement.  The Lender hereby agrees to waive all Defaults or Events of Default that have occurred prior to the Effective Date under the Existing Facility Agreement on condition that each other lender of the Borrower and its subsidiaries shall have agreed to waive all defaults or events of defaults under a loan or other similar agreement between the Borrower and such lender or shall have otherwise reached similar agreements as this Section 10(e), each of which shall be satisfactory to the Lender in its sole discretion.
11.  PAYMENT OF COSTS AND EXPENSES
Until all of the obligations of the Borrower are satisfied in full, the Borrower agrees to pay on demand all expenses of the Lender (including the fees and expenses of Orrick, Herrington & Sutcliffe LLP, counsel to the Lender and of local counsel, if any, who may be retained by or on behalf of the Lender) in connection with:

(a)            the negotiation, preparation, execution and delivery of each Facility Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Facility Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;
(b)            the filing, registration or recording of any Facility Document (including any UCC financing statement) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where UCC financing statements (or other documents evidencing Liens in favor of the Lender) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Facility Document;
(c)            the preparation and review of the form of any document or instrument relevant to any Facility Document; and
(d)            any fees and expenses that the Lender incurs on the Effective Date and will incur thereafter with respect to any Facility Document.

The Borrower further agrees to pay, and to hold the Lender harmless from all liability for, any stamp or other taxes that may be payable in connection with the execution or delivery of each Facility Document, the Loans or the issuance of the Note.  The Borrower also agrees to reimburse the Lender upon demand for all reasonable out‑of-pocket expenses (including reasonable attorneys' fees and expenses of counsel to the Lender) incurred by the Lender in connection with (x) the negotiation of any restructuring or "work-out" with the Borrower, whether or not consummated, of any obligations under the Facility Documents and (y) the enforcement of any obligations under the Facility Documents.
12.  AMENDMENT AND RESTATEMENT
Each of the Borrower and the Lender hereby agrees as follows:
(a)            (i) Except as expressly stated herein or amended hereby or pursuant to documents executed in connection herewith, the Existing Facility Agreement and the other Facility Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all obligations thereunder, except for the Facility Documents terminated in connection with the Release, (ii) this Agreement does not constitute a novation of rights, obligations and liabilities of the respective parties existing under the Existing Facility Agreement and such rights, obligations and liabilities shall continue and remain outstanding, and (iii) this Agreement amends, restates and replaces in its entirety the Existing Facility Agreement.
(b)            On the Effective Date, each Facility Document that was in effect immediately prior to the Effective Date other than the Existing Facility Agreement and such other Facility Documents that are terminated in connection with the Release shall continue to be effective and, unless the context otherwise requires, any reference to the Existing Facility Agreement contained therein shall be deemed to refer to this Agreement and any reference to the Loans or obligations shall be deemed to refer to the Loans and obligations hereunder.  For the avoidance of doubt, the Borrower acknowledges and confirms that the Security Documents secure all of the Borrower's obligations hereunder.
13.  RELEASE; COLLATERAL EXCHANGE
(a)            Each of the Borrower and the Lender hereby agrees that as of the Effective Date, each of the ORIG Shares Pledge Agreement, the ORIG Shares Control Agreement and the ORIG Shares Securities Services Agreement shall be automatically terminated and the Lender's Liens in the Ocean Rig Shares, the ORIG Shares Securities Account and any other Collateral (as defined in the ORIG Shares Pledge Agreement) as created under the ORIG Shares Pledge Agreement, the ORIG Shares Control, Agreement and any other Facility Document shall be automatically released and of no further force or effect to secure the obligations of the Borrower under the Facility Documents, notwithstanding anything to the contrary therein; provided that in the event the Borrower fails to make the Prepayment in accordance with Section 3.03 hereof, the Borrower shall immediately post additional collateral or take such other action as requested by the Lender in its sole discretion.

(b)            Each of the Borrower and the Lender hereby agrees that upon delivery by the Borrower to the Lender of the documents required in accordance with Section 7.09 hereof, the Pledge Agreement (Additional Shares) shall be automatically terminated and the Lender's Liens in the Mezzanine Shares, the Oil & Gas Shares and any other Collateral (as defined in the Pledge Agreement (Additional Shares)) shall be automatically released and of no further force or effect to secure the obligations of the Borrower under the Facility Documents, notwithstanding anything to the contrary therein (such Release of Liens in exchange for the delivery of such documents required under Section 7.09 hereof, the "Collateral Exchange").
(c)            The Lender shall execute and deliver to the Borrower such documents, instruments, UCC termination statements, mortgage releases, agreements and documentation as the Borrower shall reasonably request to evidence the Release and the Collateral Exchange (including the stock certificates evidencing the Mezzanine Shares and the Oil & Gas Shares and related stock powers).  The costs and expenses associated with the Release and the Collateral Exchange (including filing fees, and the costs and expenses of the counsel for the Lender) shall be for the sole expense of the Borrower and the Borrower agree that all such costs, expenses and charges constitute obligations hereunder.
14.  OTHER ACTIONS
Each of the parties hereby undertakes to the other that it will do all such acts and things and execute all such instruments and documents as may be necessary to carry into effect or to give legal effect to the provisions of this Agreement and the other Finance Documents.
15.  NOTICES
All notices under this Agreement shall be in writing and shall be deemed effective when delivered via courier, or transmitted by any standard form of telecommunication to the applicable address or facsimile number set forth below (or such other addresses as one party identifies to the other in writing):

If to the Lender:

Sifnos Shareholders Inc.
c/o IES SERVICES S.A.
52, Agiou Konstantinou street, GR 151 24, Amaroussion, Athens, Greece
Attention: Ms. Evgenia Papapontikou
Tel: (+30) 210 6140271
Fax: (+30) 210 6140275
E-mail: general@ies-services.gr

If to the Borrower:

DryShips Inc. 109 Kifissias Avenue and Sina Street 151 24, Marousi Athens, Greece Attention: Ziad Nakhleh Facsimile: (+30) 210 80 90 585 Email: finance@dryships.com

16.  PARTIAL INVALIDITY AND WAIVER
The illegality, or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.
17.  ASSIGNMENT
Neither party is permitted to transfer any of its rights, benefits and obligations hereunder without the prior written consent of the other party except that the Lender may assign (including collaterally) this Agreement, or any portion of this Agreement to Lender's lender or other financing party in connection with a credit facility of Lender.
18.  AMENDMENTS; NO WAIVER
(a)            Except as otherwise provided in this Agreement, the terms and conditions of this Agreement may only be changed, modified or altered by a written agreement signed by each of the parties to this Agreement.

(b)            No delay, failure or discontinuance of the Lender in exercising any right, power or remedy under any of the Facility Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by the Lender of any breach of or default under any of the Facility Documents must be in writing and shall be effective only to the extent set forth in such writing.
19.  COUNTERPARTS
This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
20.  GOVERNING LAW
This Agreement and the Notes shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to principles of conflicts of laws.

21.  SUBMISSION TO JURISDICTION
The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to this Agreement or the Notes, and hereby agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  The Borrower hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 19 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.
19.              WAIVER OF JURY TRIAL
EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY SUCH PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.
[The remainder of this page was left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and date first set forth above.
DRYSHIPS, INC., as Borrower

By:	/s/ Ziad Nakhleh
Name:	Mr. Ziad Nakhleh
Title:	Attorney-in-fact

SIFNOS SHAREHOLDERS INC., as Lender

By:	/s/ Savvas Tournis
Name:	Mr. Savvas Tournis
Title:	Attorney-in-fact

[Signature Page to Amended and Restated Secured Revolving Facility Agreement]

EXHIBIT A

FORM OF PROMISSORY NOTE

$70,000,000	Dated: ________, 201__

FOR VALUE RECEIVED, the undersigned, DryShips Inc., a Marshall Islands corporation (the "Borrower") HEREBY PROMISES TO PAY to the order of Sifnos Shareholders Inc., a Marshall Islands corporation (the "Lender"), the principal sum of SEVENTY MILLION U.S. DOLLARS ($70,000,000) or, if less, the principal amount that is outstanding on the Maturity Date; provided, however, that such payment shall be in the amount necessary to repay in full the unpaid principal amount hereof together with interest on the principal amount hereof from time to time outstanding from the date hereof until such principal amount is paid in full.  Both principal and interest are payable to the Lender in U.S. Dollars.

This Promissory Note is one of the Notes issued pursuant to the Amended and Restated Secured Revolving Facility Agreement, dated April [_], 2016, between the Borrower and the Lender (the "Agreement") and is subject to and entitled to the benefits of the Facility Agreement.  Capitalized terms that are not defined in this Promissory Note have the meanings given to them in the Agreement.

The principal amount of indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Facility Agreement, the terms of which are incorporated herein by reference.  Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Agreement.

During the continuance of any one or more Events of Default as specified in the Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement.

Upon the failure of the Borrower to pay the Lender when due and payable any and all amounts payable by the Borrower to the Lender under the provisions of this Promissory Note, the entire unpaid amount of this Promissory Note then outstanding shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, and without any action on the part of the Lender.  If this Promissory Note is referred to an attorney for collection or enforcement, the Borrower shall pay all costs and expenses of collection or enforcement, including attorneys' fees.
Any legal action or proceeding with respect to this Promissory Note may be brought by the Lender in the courts of the State of New York or the courts of the United States of America for the Southern District of New York.  By execution and delivery of this Promissory Note, the Borrower consents, for itself and in respect of its property, to the jurisdiction of those courts.  The Borrower irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Promissory Note or other document related thereto.  The Borrower hereby waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of New York.

No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
THE BORROWER HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO REQUEST A TRIAL BY JURY IN ANY ACTION RELATED TO THIS PROMISSORY NOTE.
THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
DRYSHIPS INC.

By:

Name:

Its:

Date	Principal Amount of Loans	Interest Period and Interest Rate with Respect Thereto	Principal Amount of Loans Repaid	Unpaid Principal Amount of Loans	Notation Made By